UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 30, 2006 (May 30, 2006)
HEALTHSPRING, INC.
(Exact name of registrant as specified in charter)

Delaware	001-32739	20-1821898
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification No.)

44 Vantage Way, Suite 300
Nashville, Tennessee	37228
(Address of principal executive offices)	(Zip Code)
(615) 291-7000
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
Item 7.01. Regulation FD Disclosure.
Item 9.01. Financial Statements and Exhibits.
SIGNATURES
EX-2.1 STOCK PURCHASE AGREEMENT
EX-99.1 MANAGEMENT AGREEMENT
EX-99.2 PRESS RELEASE

Item 1.01 Entry into a Material Definitive Agreement.
Stock Purchase Agreement
On May 30, 2006, a wholly-owned subsidiary of HealthSpring, Inc., or HealthSpring, entered into a Stock Purchase Agreement with America’s Health Choice Medical Plans, Inc., or AHC, and the stockholders of AHC pursuant to which HealthSpring will acquire all of the outstanding capital stock of AHC, a Florida-licensed HMO currently operating Medicare Advantage health plans in Brevard, Broward, Indian River, Martin, Okeechobee, Palm Beach, and St. Lucie counties. Pursuant to the terms of the Stock Purchase Agreement, HealthSpring will pay the stockholders of AHC $50.0 million in cash, subject to a $10.0 million escrow for balance sheet adjustments and post-closing indemnification, $5.0 million of which will be held in escrow for a period of up to three years. The closing of the acquisition, which is expected to occur late in the third quarter or early in the fourth quarter of 2006, is subject to a number of conditions, including among others the approval of The Centers for Medicare and Medicaid Services and Florida insurance regulators, satisfactory completion of due diligence by HealthSpring, and not less than 12,000 members in AHC’s health plans as of the closing date.
An affiliate of AHC operates 33 medical clinics in and around AHC’s service area. Substantially all of these clinics were previously owned and operated by AHC or its affiliates. Pursuant to the terms of the Stock Purchase Agreement, immediately prior to the closing of the acquisition, AHC will transfer any remaining assets and liabilities relating to the operations of the medical clinics to an affiliate. In conjunction with the acquisition of AHC, the medical clinic affiliate has agreed to provide or arrange for substantially all medical services for AHC’s HMO members on a “global capitation” basis whereby the medical clinic affiliate will assume the cost of providing or arranging for the provision of professional and institutional medical services and prescription drugs to AHC’s members in exchange for a fixed percentage of premium payment from AHC.
Pursuant to the Stock Purchase Agreement, HealthSpring may elect to exercise an option to acquire substantially all of the assets of the medical clinics on or prior to the earlier of (i) the closing of the AHC acquisition and (ii) 30 days after delivery to HealthSpring of due diligence disclosure schedules at a purchase price of $6.5 million payable, at the election of the sellers, in cash or shares of HealthSpring common stock. In the event the sellers elect to receive shares of HealthSpring common stock, the shares will be valued based upon the closing sale price of HealthSpring common stock on the New York Stock Exchange on the last trading day prior to closing of the purchase of the clinic assets.
In addition, HealthSpring has negotiated an Option and Asset Purchase Agreement that will be signed in connection with the closing of the AHC acquisition that provides that, in the event the option described above has not been previously exercised, HealthSpring may purchase the medical clinic assets by giving notice of exercise of the option at any time on or after January 1, 2007 and on or prior to June 30, 2007 at a purchase price equal to five times the annualized earnings of the clinics for the six-month period prior to delivery of notice of exercise, subject to a minimum purchase price of $5.0 million. In the event HealthSpring exercises its option, the closing of the acquisition of the clinic assets would be subject to usual and customary closing conditions, including regulatory approvals.
The foregoing summary is qualified by reference to the full text of the Stock Purchase Agreement, which is attached hereto as Exhibit 2.1.
Management Agreement
On May 30, 2006, a wholly-owned subsidiary of HealthSpring entered into a Management Agreement pursuant to which HealthSpring will manage the operations of AHC for a monthly management fee equal to 16% of AHC’s HMO-related revenue, which will reduce to 13% if the acquisition has not been completed in 120 days, less AHC’s HMO-related expenses (as defined in the Management Agreement). Management services to be provided by HealthSpring include financial services, medical management, licensure, negotiating, monitoring and quality assurance of third party provider contracts, credentialling and marketing. The terms of the Management Agreement are subject to review by Florida insurance regulators. It is currently contemplated by HealthSpring and AHC that the Management Agreement would be terminated if the acquisition of AHC by HealthSpring is not completed. The foregoing summary is qualified by reference to the full text of the Management Agreement, which is attached hereto as Exhibit 99.1.

Item 7.01. Regulation FD Disclosure.
On May 30, 2006, HealthSpring issued a press release announcing that it had entered into the Stock Purchase Agreement and the Management Agreement, the text of which is attached hereto as Exhibit 99.2.
Item 9.01. Financial Statements and Exhibits.
(c) Exhibits.

Exhibit
Number	Description
2.1	Stock Purchase Agreement, dated May 30, 2006, between Dr. Walter Janke, Lalita Janke, America’s Health Choice Medical Plans, Inc. and NewQuest, LLC
99.1	Management Agreement, dated May 30, 2006, between America’s Health Choice Medical Plans, Inc. and NewQuest Management of Florida, LLC
99.2	Press release, dated May 30, 2006

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEALTHSPRING, INC.
By:	/s/ J. Gentry Barden
J. Gentry Barden
Senior Vice President, Corporate General Counsel, and Secretary

Date: May 30, 2006